UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Vanda Pharmaceuticals Inc.

(Exact name of registrant as specified in its charter)

Delaware	03-0491827
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2200 Pennsylvania Avenue NW Suite 300E Washington, DC	20037
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered
Series A Junior Participating Preferred Stock Purchase Right, par value $0.001 per share	The Nasdaq Global Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

001-34186

Securities to be registered pursuant to Section 12(g) of the Act:

None.

Explanatory Note

This Amendment No. 2 on Form 8-A/A is being filed by the registrant for the purpose of amending and supplementing the description of the registrant’s securities contained in the Form 8-A filed by the registrant with the Securities and Exchange Commission (the “SEC”) on April 17, 2024, as amended by the Form 8-A/A filed by the registrant with the SEC on May 3, 2024.

Item 1. Description of Registrant’s Securities to be Registered.

On August 7, 2024, Vanda Pharmaceuticals Inc., a Delaware corporation (the “Company”), entered into Amendment No. 2 (the “Amendment”) to that certain Rights Agreement, dated as of April 17, 2024, as amended by that certain Amendment No. 1 to the Rights Agreement, dated as of May 3, 2024 (“Amendment No. 1”), in each case by and between the Company and Equiniti Trust Company, LLC, a limited trust company organized under the laws of the State of New York, as rights agent (as amended, the “Rights Agreement”).

The Amendment (i) made certain punctuation corrections to the definition of “Acquiring Person” and (ii) amended and restated the definitions of “Acting in Concert” and “Beneficial Owner” to make certain clarifying changes. Copies of the original Rights Agreement and Amendment No. 1 were filed with the SEC on the Company’s Current Reports on Form 8-K as Exhibits 4.1 on April 17, 2024 and May 3, 2024, respectively.

The foregoing summary description of the terms of the Amendment does not purport to be complete and is qualified in its entirety by the full text of the Amendment, which is attached hereto as Exhibit 4.3 and is incorporated herein by reference.

Item 2. Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Certificate of Designation of Rights, Preferences and Privileges of Series A Junior Participating Preferred Stock of Vanda Pharmaceuticals Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on April 17, 2024).

4.1	Rights Agreement, dated as of April 17, 2024, by and between Vanda Pharmaceuticals Inc. and Equiniti Trust Company, LLC as rights agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on April 17, 2024).

4.2	Amendment No. 1 to the Rights Agreement, dated as of May 3, 2024, by and between Vanda Pharmaceuticals Inc. and Equiniti Trust Company, LLC, as rights agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on May 3, 2024).

4.3	Amendment No. 2 to the Rights Agreement, dated as of August 7, 2024, by and between Vanda Pharmaceuticals Inc. and Equiniti Trust Company, LLC, as rights agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on August 8, 2024).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: August 8, 2024	VANDA PHARMACEUTICALS INC.

	By:	/s/ Timothy Williams
Name: Timothy Williams
Title: Senior Vice President, General Counsel and Secretary